Exhibit 99.1

July 24, 2008

            Steven F. Nicola
            Chief Financial Officer, Secretary & Treasurer
            412:442-8262

MATTHEWS INTERNATIONAL
ANNOUNCES NEW DIRECTOR

PITTSBURGH, PA, July 24, 2008 -- Matthews International Corporation (NASDAQ: MATW) announced that Katherine E. Dietze was elected today to the Company’s Board of Directors.

Ms. Dietze was Global Chief Operating Officer, Investment Banking Division of Credit Suisse First Boston until her retirement in 2005.  She had also held the position of Managing Director, Investment Banking.  Prior to joining Credit Suisse First Boston in 1996, Ms. Dietze was a Managing Director for Salomon Brothers Inc.  In 2007, she was elected to the Board of Directors of LaBranche & Co., Inc., a financial services firm.  Ms. Dietze received a Bachelor of Arts degree from Brown University and graduated from Columbia University with an M.B.A. in Finance and Marketing.

Matthews International Corporation, headquartered in Pittsburgh, Pennsylvania, is a designer, manufacturer and marketer principally of memorialization products and brand solutions. Memorialization products consist primarily of bronze memorials and other memorialization products, caskets and cremation equipment for the cemetery and funeral home industries. Brand solutions include graphics imaging products and services, marking products, and merchandising solutions. The Company's products and services include cast bronze memorials and other memorialization products; caskets; cast and etched architectural products; cremation equipment and cremation-related products; mausoleums; brand management, printing plates, pre-press services and imaging services for the primary packaging and corrugated industries; marking and coding equipment and consumables, and industrial automation products for identifying, tracking and conveying various consumer and industrial products, components and packaging containers; and merchandising display systems and marketing and design services.